Exhibit 99.1

Contact: Sean McHugh Vice President Investor Relations and Communications (970) 506-7490
SWIFT & COMPANY ANNOUNCES COMPLETION OF AGREEMENT TO SELL
NON-FED CATTLE BUSINESS TO XL FOODS INC.
XL Foods Acquires Swift’s Plant in Omaha, Nebraska and Assets in Nampa, Idaho
GREELEY, COLO., May 26, 2006 — Swift & Company, the world’s second-largest processor of fresh beef and pork products, today announced the completion of a previously announced definitive agreement to sell its non-fed cattle business, including its Omaha, Nebraska operating plant and its assets in Nampa, Idaho, to XL Foods Inc., of Alberta, Canada. The closing of the transaction was subject to XL Foods’ completion of due diligence and other customary closing conditions.
Swift’s former non-fed cattle business will now operate as XL Four Star Beef Inc.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.
About XL Foods Inc.
XL Foods is the foremost Canadian owned and operated beef processor in Canada. It is part of the Nilsson Bros. Group of companies, which are a diverse agri-business that is involved in all facets of beef and cattle production, marketing and processing. XL operates facilities in both Alberta and Saskatchewan that process in excess of 450,000 head per year.
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